Filed pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-187232

March 13, 2013

WINDSOR, CT, March 13, 2013 (GLOBE NEWSWIRE) – SS&C Technologies Holdings, Inc. (NASDAQ: SSNC) today announced a public offering of its common stock by selling stockholders. The aggregate size of the offering is 7,750,000 shares, with 6,500,000 shares of common stock offered by investment funds affiliated with The Carlyle Group and 1,250,000 shares of common stock offered by William C. Stone, the company’s chairman and chief executive officer. Upon completion of the offering, investment funds affiliated with The Carlyle Group will beneficially own approximately 18.85% of the common stock of SS&C Holdings and Mr. Stone will beneficially own approximately 20.49% of the common stock of SS&C Holdings. The offering is expected to close and settle on March 19, 2013. The company will not receive any of the proceeds from the offering of shares by the selling stockholders.

Barclays Capital Inc. is acting as the sole underwriter for the offering.

A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and has become effective. Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about SS&C Technologies Holdings, Inc. and this offering. A copy of the prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Email: Barclaysprospectus@broadridge.com; Telephone: (888) 603-5847.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

For more information

Patrick Pedonti Chief Financial Officer Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com